Exhibit 10.4
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
     This AMENDMENT NO. 2 (this “Amendment”) to the Employment Agreement dated as of September 30, 2003, as amended by Amendment No. 1 to the Employment Agreement dated January 16, 2007 (the “Employment Agreement”) by and between Jack Weimer (the “Employee”) and Eagle Test Systems, Inc., a Delaware corporation (the “Company”), is entered into as of this 29th day of July, 2008, by and between the Employee and the Company.
W I T N E S S E T H:
     WHEREAS, the Company desires to continue the employment of the Employee and the Employee desires to continue employment with the Company.
     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:
     1. All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Employment Agreement.
     2. Section 6(c) of the Employment Agreement is hereby deleted and replaced in its entirety by the following:
          (c) Termination by Employee for Good Reason. Subject to the payment of Termination Benefits pursuant to Section 6(e) below, Employee’s employment under this Agreement also may be terminated by Employee for “Good Reason” (as defined below); notwithstanding the foregoing, Employee shall not have Good Reason to terminate his employment hereunder unless Employee has complied with the “Good Reason Process” (as defined below). For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Employee’s responsibilities, authorities, powers, functions or duties under this Agreement; (ii) a reduction in the Employee’s annual base salary except for an across-the-board salary reduction similarly affecting all or substantially all management employees; or (iii) the relocation of the offices at which the Employee is principally employed to a location more than seventy (75) miles from such offices. For purposes of this Agreement, “Good Reason Process” shall mean that (i) Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) Employee notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Employee terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
     3. Section 6(e)(i) of the Employment Agreement is hereby deleted and replaced in its entirety by the following:
          (i) continuation of salary at a rate equal to fifty percent (50%) of Employee’s Base Salary as in effect on the date of termination for a period of two (2) years from the date of termination (payment shall be subject to withholding under applicable law and shall be made in periodic installments in accordance with the Company’s usual practice for executive officers of the Company as in effect from time to time), beginning on the first regular payroll date following the effective date of the “Release” (as defined below); and
     4. The last paragraph of Section 6(e) of the Employment Agreement is hereby deleted and replaced in its entirety by the following:
The Company shall have the right to terminate all of Termination Benefits set forth in (i) and (ii) in the event that Employee fails to comply with Employee’s Continuing Obligations under this Agreement. The Company’s liability for Base Salary continuation pursuant to Section 6(e)(i) shall be reduced by the amount of any severance pay due or otherwise paid to Employee pursuant to any severance pay plan or stay bonus plan of the Company. Notwithstanding the foregoing, nothing in this Section 6(e) shall be construed to affect Employee’s right to receive COBRA continuation entirely at Employee’s own cost to the extent that Employee may continue to be entitled to COBRA continuation after Employee’s right to cost sharing under Section 6(e)(ii) ceases. The Company and Employee agree that the Termination Benefits paid by the Company to Employee under this Section 6(e) shall be in full satisfaction, compromise and release of any claims arising out of any termination of Employee’s employment pursuant to Section 6(d), and that the payment of the Termination Benefits shall be contingent upon Employee’s delivery of a general release of any and all claims (other than those claims arising under this Agreement) upon termination of employment in a form reasonably satisfactory to the Company (the “Release”), it being understood that no Termination Benefits shall be provided unless and until Employee executes and delivers the Release no later than 45 days following the date Employee’s employment terminates and does not revoke the Release during the seven-day revocation period.

     5. The Agreement is hereby amended by inserting the following section as a new Section 14 at the end thereof:
          14. Section 409A. Notwithstanding anything in this Agreement to the contrary, if at the time of Employee’s separation from service (a “Separation from Service”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (A) six months and one day after Employee’s Separation from Service, or (B) Employee’s death, and the initial payment thereof following such period shall include a lump sum “catch-up” payment equal to those payments that would otherwise have been paid during the six-month period, but for the application of this provision, plus interest at an annual rate equal to the applicable federal short term rate published by the Internal Revenue Service for the month in which the Separation from Service occurs, from such date of Separation from Service until payment. Any subsequent installment payments shall be made in accordance with Section 6 above. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such section.
     6. Except as set forth in this Amendment, all terms and provisions of the Employment Agreement shall remain in full force and effect in accordance with the terms thereof.
     7. This Amendment shall be construed and enforced in accordance with the laws of the State of Illinois.
     8. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the date first set forth above.

COMPANY: EAGLE TEST SYSTEMS, INC.
By:
	Name:	Leonard Foxman
	Title:	Chief Executive Officer

EMPLOYEE:

Jack Weimer

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